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                                    EXHIBIT 5

                       Shared Technologies Cellular, Inc.
                              100 Great Meadow Road
                             Wethersfield, CT 06109

April 3, 2001


Board of Directors
Shared Technologies Cellular, Inc.
100 Great Meadow Road
Wethersfield, CT 06109


Gentlemen:

      You have requested my opinion, as general counsel to Shared Technologies Cellular, Inc. (the "Company"), with respect to certain matters in connection with the offering of 1,500,000 shares of the Company's Common Stock, $.01 par value (the "Shares"), by the Company, pursuant to the Referral Agreement between the Company and William Bolles dated November 28, 2000, as amended by a First Amendment dated January 7, 2001 (collectively, the "Agreement"). The offering is to be made pursuant to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about April 4, 2001 (the "Registration Statement").

      In rendering this opinion, I have reviewed, among other documents, the Agreement, the Company's Second Restated Certificate of Incorporation, as amended, the Company's Amended and Restated Bylaws, and the Company's records concerning the authorization and issuance of the Shares. I have also considered such other documents, statutes, rules and regulations as I have deemed relevant for the purposes hereof. In expressing my opinion below as to the Shares being fully paid, I am basing my opinion on the determination of the Board of Directors of the Company that the value of the services rendered in consideration for the issuance of the Shares is not less than the aggregate par value of the Shares.

      Based on the foregoing, it is my opinion that the Shares to be sold by the Company, when issued and sold pursuant to the Agreement, will be validly authorized, legally issued, fully paid and non-assessable.

      I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

                                         Very truly yours,


                                         /S/ KENNETH M. DORROS
                                         --------------------------------------
                                         Kenneth M. Dorros, Esq.
                                         General Counsel


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